CIM Commercial Trust Corporation Announces Estimated Net Asset
Value Per Share of $23.96

DALLAS—(BUSINESS WIRE)—March 28, 2018— CIM Commercial Trust Corporation (NASDAQ|TASE: CMCT), a real estate investment trust (REIT) that principally acquires, owns, and operates Class A and creative office assets in vibrant and improving urban communities throughout the U.S., has announced that the estimated net asset value per share of common stock of CIM Commercial Trust Corporation increased to $23.96 as of December 31, 2017, as compared to $23.14 as of December 31, 2016.  In addition to the increase in estimated net asset value per share, CIM Commercial Trust Corporation declared a total of $3.58 in regular and special dividends per share of common stock in 2017.

“Our high-quality Class A and creative office portfolio is well situated in high barrier to entry, gateway markets and was 95.3% leased at the end of 2017,” said Charles Garner, CEO of CIM Commercial Trust Corporation. “We are targeting 4% to 6% annualized same-store NOI growth through 2022 driven by contractual rent increases as well as anticipated increases to below market in-place rents.”

The estimated net asset value per share of $23.96 was calculated by the operator of CIM Commercial Trust Corporation, an affiliate of CIM Group, L.P., relying in part on appraisals of CIM Commercial Trust Corporation’s real estate assets and the assets of its lending segment.

CIM Commercial Trust Corporation posted an investor presentation with additional information to its website at http://shareholders.cimcommercial.com/.

ABOUT CIM COMMERCIAL TRUST CORPORATION

CIM Commercial Trust Corporation is a real estate investment trust (REIT) that principally acquires, owns, and operates Class A and creative office assets located in vibrant and improving urban communities throughout the U.S.  Its properties are primarily located in Los Angeles, the San Francisco Bay Area and Washington, D.C.  CIM Commercial Trust Corporation is operated by affiliates of CIM Group, L.P., a vertically-integrated owner and operator of real assets with multi-disciplinary expertise and in-house research, acquisition, credit analysis, development, finance, leasing, and asset management capabilities.  www.cimcommercial.com

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements.”   You can identify these statements by the fact that they do not relate strictly to historical or current facts or discuss the business and affairs of CIM Commercial Trust Corporation on a prospective basis.  Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “target,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” “pursue,” or “should” or the negative or other words or expressions of similar meaning may identify forward-looking statements.  Statements relating to estimated net asset value are also forward-looking statements, as they involve the implied assessment, based on certain valuations, estimates and assumptions, that the assets owned by CIM Commercial Trust Corporation can be profitably developed, operated and/or sold in the future.

These forward-looking statements are necessarily estimates reflecting the judgment of CIM Commercial Trust Corporation.  These forward-looking statements involve known and unknown risks, uncertainties and other factors, including those described in CIM Commercial Trust Corporation’s public filings with the Securities and Exchange Commission, which may cause CIM Commercial Trust Corporation’s future results, performance or achievements to materially differ from those expressed in, or implied or projected by, the forward-looking statements. As you read and consider the information herein, you are cautioned to not place undue reliance on these forward-looking statements.  These forward-looking statements are not guarantees of performance or results and speak only as of the date hereof.  CIM Commercial Trust Corporation undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Media Relations:
Bill Mendel, 212-397-1030
bill@mendelcommunications.com

or

Shareholder Relations:

Steve Altebrando, 646-652-8473

investors@cimcommercial.com

FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Dated March 28, 2018

Registration Statement No. 333-210880

CIM Commercial Trust Corporation has filed a registration statement (including a prospectus and prospectus supplements) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplements in that registration statement and other documents CIM Commercial Trust Corporation has filed with the Securities and Exchange Commission for more complete information about CIM Commercial Trust Corporation and the offering.  You may get these documents for free by visiting CIM Commercial Trust Corporation’s website at http://shareholders.cimcommercial.com/.  Alternatively, you may request to receive a prospectus by calling toll-free at 1-866-341-2653.  You may also access the prospectus for free on the Securities and Exchange Commission website at:

https://www.sec.gov/Archives/edgar/data/908311/000162828018003261/a424b3supplement11-seriesa.htm